Exhibit 99.2

Item 7.	Management’s Discussion and Analysis of Financial Condition and Results of Operations

The following discussion of our financial condition and results of operations are based upon financial statements which have been prepared in accordance with United States generally accepted accounting principles and should be read together with our consolidated financial statements and the related notes thereto. This discussion contains forward-looking statements that involve risks and uncertainties. Our actual results may differ materially from those anticipated in those forward-looking statements.

Overview

Through Mobile Satellite Ventures LP (“MSV”) and its Canadian subsidiary Mobile Satellite Ventures Corp. (“MSV Corp.”), we are developing an integrated satellite and terrestrial communications network to provide ubiquitous wireless broadband services, including Internet access and voice services, in the United States and Canada. Using an all-IP, open architecture, we believe our network will provide significant advantages over existing wireless networks. Such potential advantages include higher data speeds, lower costs per bit and flexibility to support a range of custom IP applications and services. Our current business plan envisions a “carrier’s carrier” wholesale model whereby our strategic partners and other wholesale customers can use our network to provide differentiated broadband services to their subscribers. We believe our planned open network, in contrast to legacy networks currently operated by incumbent providers, will allow distribution and other strategic partners to have open network access and create a wide variety of custom applications and services for consumers.

We currently offer a range of mobile satellite services (“MSS”) using two geostationary satellites (“GEOs”) that support the delivery of data, voice, fax and dispatch radio services. We are licensed by the United States and Canadian governments to operate in the L-band spectrum which we have coordinated for our use. We currently have coordinated approximately 30 MHz of spectrum throughout the United States and Canada. In operating our next generation integrated satellite-terrestrial network, we plan to allocate the use of spectrum between satellite and terrestrial service. Our spectrum footprint covers a total population of nearly 330 million. Our spectrum occupies a portion of the L-band and is positioned between the frequencies used today by terrestrial wireless providers in the United States and Canada. We were the first MSS provider to receive a license to operate an ancillary terrestrial component (“ATC”) network from the FCC. We were a major proponent of the FCC’s February 2003 and February 2005 ATC and ATC Reconsideration Orders, both of which were adopted on a bipartisan, 5-0 basis. These ATC licenses permit the use of our L-band satellite frequencies in the operation of an advanced, integrated network capable of providing wireless broadband on a fixed, portable and fully mobile basis.

Current Business

We currently provide switched and packet data service to approximately 30,000 units in service through a retail sales channel that includes a direct sales force, dealers and resellers. Many of these users are federal, state and local agencies involved in public safety and security that depend on our system for redundant and ubiquitous wireless services during daily operations and in the case of emergencies.

In addition to offering managed services to our core direct customer base, we also sell bulk capacity on a wholesale basis to service provider partners for special purpose networks. We provide service to approximately 170,000 more units in service through these indirect channels. A majority of these indirect users access our network for fleet management and asset tracking services through companies including Geologic Solutions, Inc., Wireless Matrix Corporation, Transcore Holdings, Inc. and SkyBitz, Inc.

We provide service in the United States and Canada using two nearly identical satellites. The first satellite is located at 101° WL. The second satellite, formerly owned by TMI and now owned by Mobile Satellite Ventures (Canada) Inc. (“MSV Canada”), is located at 106.5° WL.

Company Structure

We conduct our business primarily through MSV and MSV Corp. Our intellectual property is predominantly held by MSV’s wholly-owned subsidiary, ATC Technologies, LLC. We have access to a Canadian L-band license held by MSV Canada, a corporation in which we hold combined direct and indirect ownership interests of 46.7%, through a capacity lease and other contractual rights. Our United States L-band spectrum license and satellite authorization, as well as the FCC licenses related to use, in the United States, of the Canadian licensed frequencies held by MSV Canada are held by MSV’s wholly-owned subsidiary, Mobile Satellite Ventures Subsidiary LLC.

MSV also wholly-owns MSV International, LLC for the purpose of pursuing business opportunities related to South America, along with two other wholly-owned subsidiaries organized for the purpose of pursuing future international and domestic business opportunities, which have no material current activity.

Consolidation of Ownership

On May 6, 2006, we entered into definitive agreements with certain other partners in MSV and the former minority stakeholders in our MSV Investors LLC subsidiary (“MSV Investors”) that, upon closing, resulted in the consolidation of majority ownership and control of MSV and Mobile Satellite Ventures GP Inc. (“MSV GP”), MSV’s general partner, by us, as well as our owning all of the equity interests in MSV Investors (the “MSV Exchange Transactions”). At the initial closing, which occurred on September 25, 2006, we issued an aggregate of 39,596,432 shares of our voting and non-voting common stock to a wholly owned subsidiary of Motient, other limited partners in MSV and the former minority stakeholders in MSV Investors in exchange for approximately 14.2 million limited partnership interests of MSV, all of the common stock of MSV GP and all of the equity interests in MSV Investors held by these parties, resulting in us owning 52% of MSV on a fully diluted basis and 78% of MSV GP. Pursuant to the terms of these transactions, Motient agreed to use its commercially reasonable efforts to distribute 25,478,273 shares of our common stock that it received to its common stockholders as soon as practicable following the initial closing. Prior to such distribution by Motient, these shares are non-voting.

On September 1, 2006, we agreed to allow Motient to distribute to TMI a portion of the shares of our non-voting common stock that it received in the initial closing in the event that TMI exchanges its shares of TerreStar Networks, Inc. (“TerreStar”) common stock for shares of Motient common stock. To the extent that at the time of the distribution Motient and TMI have executed an agreement to exchange such shares of TerreStar for shares of Motient common stock, but such exchange has not been consummated, Motient will withhold from the distribution to Motient’s common stockholders the number of shares of our non-voting stock sufficient to fulfill its agreement with TMI. Any shares of our common stock received by TMI pursuant to such arrangement will remain non-voting. Motient also has the right to exchange, until September 25, 2011, its remaining 6.7 million limited partnership interests of MSV for 18,855,144 shares of our non-voting common stock, which will be exchangeable for a like number of shares of our voting common stock upon the disposition of any such shares. If Motient has not exchanged these MSV interests prior to September 25, 2011, we have the right to require such interests to be exchanged for shares of our non-voting common stock at an exchange ratio reflecting the fair market value of such interests and our common stock on May 6, 2021. Following these subsequent transactions, we will own approximately 70% of MSV on a fully diluted basis and 78% of MSV GP.

On October 6, 2006, we also entered into an agreement to acquire the limited partnership interests of MSV and all of the common stock of MSV GP held by TMI in exchange for 21,393,355 shares of our non-voting common stock, which will be exchangeable for a like number of shares of our voting common stock upon the disposition of any such shares. This acquisition is expected to close on or before January 5, 2006 and will result in our owning 72% of MSV on a fully diluted basis (assuming that Motient has not yet exchanged any of its retained interests in MSV) and 100% of MSV GP.

We may acquire additional limited partnership interests of MSV if we negotiate and enter into exchange transactions with MSV option holders or any other limited partners in MSV, although no assurances can be given in this regard.

A group of related stockholders of Motient have recently filed a lawsuit against Motient and certain other defendants in the District Court of Travis County, Texas, seeking to enjoin the MSV Exchange Transactions and to rescind the exchange agreement between SkyTerra and Motient on grounds alleging, among other things, that Motient’s entry into the exchange agreement and Motient’s consummation of the MSV Exchange Transactions violate the Investment Company Act of 1940. The resolution of any of these claims in favor of this group of stockholders of Motient could negatively affect our ability to consummate subsequent exchanges and future distributions contemplated by the MSV Exchange Transactions or, to the extent consummated to date, lead to the rescission of such transactions. Motient has advised us that it intends to vigorously fight these claims and that it believes that these claims are without merit.

Notwithstanding the legal form of the MSV Exchange Transactions, the MSV Exchange Transactions have been accounted for as a reverse acquisition under the purchase method of accounting due to, among other things, the relative voting rights of the MSV and SkyTerra shareholder groups in the combined company after the MSV Exchange Transactions and the expected composition of senior management of the combined company. Accordingly, MSV has been considered the accounting acquirer for financial reporting purposes. As such, our historical financial statements prior to September 25, 2006 are the historical financial statements of MSV. The consolidated financial statements of MSV have been retroactively restated to reflect the recapitalization of MSV with the 39,596,432 shares of our common stock issued to MSV equity holders in the MSV Exchange Transactions.

TerreStar

In February 2002, MSV established TerreStar as a wholly-owned subsidiary to develop business opportunities related to the proposed receipt of certain licenses in the S-band. On May 11, 2005, MSV distributed all of the outstanding shares of common stock of TerreStar to its limited partners. The distribution was recorded at book value. Subsequent to the spin-off, as MSV no longer had an ownership interest in TerreStar, the results of TerreStar from its inception through May 11, 2005 are presented as discontinued operations. In connection with the distribution of the equity interests in TerreStar to MSV’s limited partners, MSV entered into a management services agreement whereby it agreed to provide TerreStar with certain management-related services and other services incident thereto, including, but not limited to, assistance with general management activities, the provision of personnel, as needed, to carry out such general management activities and access to our respective facilities and services related thereto. Also, in connection with the TerreStar distribution, MSV’s employees retained their options to acquire shares of TerreStar common stock which continue to vest in accordance with the terms of such options. Continued employment with us will be deemed continued employment with TerreStar for purposes of vesting of such options. Based on communications with TerreStar management, we understand that these options became fully vested on September 25, 2006 as a result of a change of control of TerreStar resulting in us incurring approximately $1.3 million of equity-based compensation expense during the three months ended September 30, 2006. We also entered into a license agreement whereby we granted TerreStar a license to use some of our intellectual property for its S-band services.

Critical Accounting Policies and Estimates

Our consolidated financial statements are prepared in accordance with accounting principles generally accepted in the United States. These accounting principles require us to make certain estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements, as well as the reported amounts of income and expense during the periods presented. Although these estimates are based on our knowledge of current events and actions we may undertake in the future, actual results may differ from estimates. The following discussion addresses our most critical accounting policies, which are those that are most important to the portrayal of our financial condition and results from operations, and that require judgment. Also, see the notes accompanying the consolidated financial statements, which contain additional information regarding our accounting policies.

Consolidation

We consolidate the operating results and financial position of subsidiaries in which we own a controlling financial interest, which is usually indicated by ownership of a majority voting interest of over 50% of the outstanding voting shares.

We adopted Financial Accounting Standards Board Interpretation No. (“FIN”) 46, “Consolidation of Variable Interest Entities” in 2005. FIN 46 requires us to consolidate variable interest entities for which we are the primary beneficiary, irrespective of the voting interest held by us. We have determined that we meet the definition of the primary beneficiary with respect to MSV Canada in which we have a combined direct and indirect ownership interest of 46.7%, and in which we have an indefinite funding obligation. Therefore, beginning on January 1, 2005, we have included the accounts of MSV Canada in our consolidated financial statements. Prior to the adoption of FIN 46, we accounted for our equity investments in MSV Canada and MSV Canada Holdings pursuant to the equity method of accounting, and we recorded losses related to funding MSV Canada in our consolidated statements of operations.

Useful Life of Satellite System

Our current satellite system includes two nearly identical GEOs and related ground stations. These satellites were acquired from Motient and TMI in November 2001, and were recorded at their estimated fair value at that time. We consider a number of factors when determining the useful life of a satellite, including its engineering design life, its performance while in operation, and its estimated remaining fuel life. The satellites acquired from Motient and TMI were placed into service in May 1995 and April 1996, respectively. The expected useful life of the satellites was estimated to be 10 or 11 years at the time they were placed in orbit. Upon acquisition in 2001, we began depreciating the satellites over their respective remaining lives, ending in 2005 and 2006.

During the year ended December 31, 2004, we initiated an inclined orbit of one of our satellites, effectively extending its useful life. In March 2005, in conjunction with a third party expert, we completed a formal evaluation of the impact of this action on the life of our satellite, and concluded that the satellite’s useful life had been extended by approximately five years. The depreciation life of this satellite was extended by five years from 2005 to 2010 on a prospective basis, which reduced our depreciation expense in 2005 by $4.1 million. We will continue to evaluate the useful life of each satellite upon the occurrence of a triggering event, which may include complete or partial failure or other anomaly of the satellite, an increase or decrease in the estimated fuel life, or changes in the intended use or replacement dates. These evaluations may result in additional or decreased depreciation expense, or an impairment charge.

Intangible Assets and Goodwill

Our intangible assets and goodwill arose primarily as a result of our 2001 acquisitions of the Motient and TMI satellite businesses. These transactions were accounted for using the purchase method of accounting. At the time of the acquisitions, the Company allocated the purchase price to the assets acquired and liabilities assumed on a preliminary basis based on their respective estimated fair values.

The identified intangible assets were customer contracts and intellectual property related to the next generation integrated network. Customer contracts are being amortized over a period ranging from 4.5 to 5 years. Next generation intellectual property is being amortized over periods ranging from 4.5 to 15 years. The Company’s next generation intellectual property consists of a combination of spectrum licenses and contractual rights to various spectrum licenses and authorizations, certain technology, and certain other rights which resulted primarily from the 2001 acquisitions. The useful life of our next generation intellectual property acquired from Motient and TMI, was initially set at 15 years based on the estimated useful life of our existing satellites. We continually evaluate the useful life of our next generation intellectual property. At present, we believe this definite life is still appropriate, but we will reevaluate the useful life of our next generation intellectual property when we commence commercial deployment of the terrestrial component of the network. At that point, our next generation intellectual property will have many of the same attributes as terrestrial spectrum licenses held by cellular carriers who account for these assets as indefinite lived intangible assets.

Revenue Recognition

We generate revenue primarily through the sale of wireless airtime service and equipment. We recognize revenue when the services are performed or delivery has occurred, evidence of an arrangement exists, the fee is fixed or determinable, and collection is probable. We receive activation fees related to initial registration for our retail customers, which is deferred and recognized ratably over our customer’s contractual service period, generally one year. We also defer revenue when we receive payment from customers in advance of our provision of the related services. Equipment is sold independently of the wireless service contracts. We record equipment sales upon transfer of title, and recognize revenue upon shipment to the customers.

Determination of Fair Value of Partnership Interests Underlying Unit Incentive Plan Options

Determining the fair value of limited partner interests underlying options (Limited Investor Units) requires making complex and subjective judgments. Partnership interests that are issued to holders of options granted under MSV’s Unit Incentive Plan have fewer rights than the outstanding partnership interests held by other limited partners. Such limitations include, but are not limited to, the lack of a corresponding general partner share which provides voting and other rights. We utilized the market approach to estimate the fair value of Limited Investor Units at each date on which options were granted. The market approach uses an analysis of the observable market price of equity instruments for companies with similar assets and businesses. We estimated the value of a Limited Investor Units based on the values implied for limited partner interests of MSV held by limited partners that hold significant interests in MSV (Full Investor Units), and whose equity securities are publicly traded. In order to derive the amount of the publicly traded security’s value attributable to the Full Investor Units, we used the market approach to estimate the value of other equity investments and assets owned by the respective limited partner, and therefore included in the public equity value of those securities. We made adjustments to account for the differences in volatility and liquidity between the publicly traded reference securities and a private Full Investor Unit. We determined the estimated value of a Limited Investor Unit by making further adjustments to account for differences in rights attributable to a Full Investor Unit as compared to those of a Limited Investor Unit. There is inherent uncertainty in making these estimates.

Results of Operations

Year Ended December 31, 2005 Compared to Year Ended December 31, 2004

Revenues

Revenues for the year ended December 31, 2005 increased to $29.4 million from $29.0 million for the year ended December 31, 2004, an increase of $0.4 million or 1.4%. This increase was attributable to a net increase in service revenues of $0.5 million, including $0.2 million of service revenues derived from the consolidation of MSV Canada beginning in 2005 as a result of our adoption of FIN 46 as described above. The increase in service revenues was offset by a $0.2 million reduction in equipment sales. We believe service revenues will decline modestly in the first quarter of 2006 as compared to the same period in 2005 based on a decline in usage for satellite telephony services, partially offset by increases in packet data service revenue.

Operating Expenses

Operations

Operations costs include expenses related to the operation of our satellite wireless network including personnel related expenses, facility costs, and the cost of equipment sold. Operations costs for the year ended December 31, 2005 were $14.3 million compared to $16.6 million for the year ended December 31, 2004, a decrease of $2.3 million or 13.9%. This decrease was primarily the result of the consolidation of MSV Canada beginning in 2005, as described above, which resulted in a reduction in satellite capacity services provided by MSV Canada of $5.7 million, as these charges were eliminated upon consolidation of MSV Canada beginning in 2005, and the inclusion of $2.2 million in operating expenses; a net reduction of operating expenses of $3.5 million. Offsetting that decrease were increases in employee related cost of $0.9 million and increased facilities maintenance and repair costs of $0.4 million.

Next Generation Expenditures

Next generation expenditures relate to the financing, development and deployment of a next generation integrated network. Next generation expenses for the year ended December 31, 2005 increased to $18.5 million from $8.6 million for the year ended December 31, 2004, an increase of $9.9 million or 115.1%. During 2005, we incurred $2.0 million in additional employee related costs, which primarily related to headcount growth from 16 to 21 employees at December 31, 2004 and 2005, respectively. Compensation expense increased by $1.5 million due to an acceleration of deferred compensation expense related to employee options resulting from a change of control of the Company deemed to have occurred in February 2005. Additionally we incurred $4.2 million of additional research and development expenses, $1.3 million of additional professional and consulting expenses, $0.2 million of additional legal fees and $0.6 million of additional patent costs and fees in the year ended December 31, 2005 as a result of increased activities relating to regulatory approval, design, development and deployment of the next generation integrated network. We believe continued expansion of our next generation staffing and activities related to the development and deployment of a next generation integrated network will increase next generation expenses in the first quarter of 2006, which will increase our operating and net loss as compared to the same period in 2005.

Sales and Marketing

Sales and marketing costs include the cost of advertising, marketing and promotion, as well as the cost of new product development, relating to our current MSS business. Total sales and marketing costs for the year ended December 31, 2005 were $4.1 million compared to $4.8 million for the year ended December 31, 2004, a decrease of $0.7 million or 14.6%. Sales and marketing expense for 2005 includes $1.6 million in new terminal development expenses, compared to $2.7 million of development costs in 2004, due to the timing of that development. That decrease was offset by an increase in marketing expenses of $0.2 million related to the promotion of the new terminals and an increase of $0.2 million in employee related expenses.

General and Administrative Expense

General and administrative expense includes finance, legal and other corporate costs, as well as the salaries and related employee benefits for those employees that support such functions, excluding the costs related to financing, development and deployment of the next generation integrated network. General and administrative expenses for the year ended December 31, 2005 were $15.6 million compared to $7.4 million in 2004, an increase of $8.2 million or 110.8%. This increase relates to $4.8 million in additional compensation cost primarily related to the amortization of deferred compensation associated with options, $3.8 million of which was attributable to an acceleration of deferred compensation cost resulting from a change of control of the Company deemed to have occurred in February 2005. We also recorded $1.5 million of compensation cost related to the modification of options. We incurred $0.8 million in additional professional fees related to the evaluation of certain transactions, including the consolidation of our ownership. Employee related costs increased from $0.9 million, primarily associated with the recognition of a full year of expense related to certain senior executives hired during 2004. Additionally, we incurred $0.2 million in additional bad debt expense.

Depreciation and Amortization Expense

Depreciation and amortization expense consists of the depreciation of property and equipment and the amortization of our intangible assets. Our intangible assets and goodwill arose primarily as a result of our 2001 acquisition of the Motient and TMI satellite businesses. Depreciation and amortization expense for 2005 was $16.1 million compared to $18.4 million in 2004, a decrease of $2.3 million or 12.5%. In March 2005, we adjusted the useful life of one of the satellites we utilize to recognize the effect of the initiation of inclined orbit, resulting in an increase in the remaining useful life of that satellite. This change in accounting estimate reduced depreciation expense by $4.1 million. The inclusion of MSV Canada in our consolidated results beginning in 2005, as a result of the adoption of FIN 46, as described above, increased depreciation expense by $1.4 million. Additionally, we recorded $0.4 million of additional depreciation expense related primarily to capital purchases made during 2005, and to a lesser extent changes in foreign currency rates increased our depreciation expense.

Interest Expense

Interest expense is comprised of the interest paid and accrued on our notes and interest on our vendor note payable. Interest expense for the year ended December 31, 2005 decreased to $0.1 million from $8.6 million for the year ended December 31, 2004, a decrease of $8.5 million.

This decrease was primarily the result of the conversion of our notes in November 2004, as described in note 5 to the consolidated financial statements included herein. At the completion of this transaction, all outstanding principal and interest obligations on the notes were extinguished, resulting in an elimination of the associated interest expense for the remainder of the year ended December 31, 2004 and the year ended December 31, 2005. The interest expense recorded in the year ended December 31, 2005 relates only to our vendor note payable.

Equity in Losses of MSV Canada

Upon the adoption of FIN 46 in 2005, we began consolidating the accounts of MSV Canada and therefore we did not record any equity in the losses of MSV Canada during 2005. For the year ended December 31, 2004, we recorded equity in losses on investments in MSV Canada of approximately $0.3 million relating to our funding of the operations of MSV Canada.

The difference between the net amount added to our consolidated balance sheet related to MSV Canada on January 1, 2005 and our previously recognized interest in MSV Canada represented a gain of approximately $0.7 million, which we recognized as a cumulative effect of change in accounting principle in 2005.

Interest Income

Interest income relates to interest we earn on cash, cash equivalents, restricted cash and short-term investments. Interest income for the year ended December 31, 2005 increased to $3.5 million from $0.4 million for the year ended December 31, 2004, an increase of $3.1 million. This increase was primarily due to interest earned on funds received from existing investors in November 2004 in exchange for issuance of partnership units, as described above.

Management Fee from TerreStar

In connection with the distribution of our equity interests in TerreStar to our limited partners, we entered into a Management Services & Shared Facilities Agreement, whereby we and TerreStar agreed to provide each other with certain management-related services and other services incident thereto, including, but not limited to, assistance with general management activities, the provision of personnel, as needed, to carry out such general management activities as well as access to our respective facilities and services related thereto. The agreement may be terminated by either party with respect to any service upon 60 days’ written notice to the other party. The party receiving any services is obligated to reimburse the providing party for all costs of any services provided, including the portion of employee time associated with the services. For the year ended December 31, 2005, we recognized $3.6 million related to services provided to TerreStar under this agreement.

Loss from Discontinued Operations

The results of the operation of TerreStar, which was spun-off in May 2005 as described above, are reflected in loss from discontinued operations. Loss from discontinued operations was $9.6 million in 2005 compared to $1.9 million in 2004, an increase of $7.7 million or 405.3%. The increased loss was due to the write-off of $8.1 million of certain assets related to S-band spectrum rights, partially offset by a $0.4 million reduction in legal and regulatory fees.

Year Ended December 31, 2004 Compared to Year Ended December 31, 2003

Revenues

Revenues for the year ended December 31, 2004 increased to $29.0 million from $27.1 million for the year ended December 31, 2003, an increase of $1.9 million or 7.0%. This increase was primarily due to an increase in sales of services attributable to our increasing customer base, and to a lesser extent due to an increase in the sale of equipment.

Operating Expenses

Operations

Operations costs include expenses related to the operation of our satellite wireless network including personnel related expenses, facility costs, and costs of equipment sales. Operations costs for the year ended December 31, 2004 increased to $16.6 million from $15.6 million for the year ended December 31, 2003, an increase of $1.0 million or 6.4%. This increase was due mainly to $0.9 million in additional costs related to satellite capacity purchased from MSV Canada, which was primarily attributable to the fluctuation in foreign currency rates with the Canadian dollar.

Next Generation Expenditures

Next generation expenditures relate to the financing, development and deployment of our next generation integrated network. Next generation expenses for the year ended December 31, 2004 increased to $8.6 million from $4.3 million for the year ended December 31, 2003, an increase of $4.3 million or 100.0%. This increase was due to $1.0 million in additional employee related costs and $0.2 million related to the amortization of deferred compensation expense related to employee options. Additionally, we incurred $1.8 million of additional consultant expenses, $0.8 million of additional research and development costs, and $0.5 million of additional patent costs and fees in 2004 as a result of increased activities relating to regulatory approval, design, development and deployment of our next generation integrated network.

Sales and Marketing

Sales and marketing costs include the cost of advertising, marketing and promotion, as well as the cost of new product development, relating to our current MSS business. Sales and marketing costs for the year ended December 31, 2004 were $4.8 million compared to $2.0 million for the year ended December 31, 2003, an increase of $2.8 million or 140.0%. The increase is primarily due to a $2.6 million increase in spending in 2004 related to the development of new terminals. Additionally, we incurred $0.1 million of additional consulting expenses and $0.1 million of additional employee-related expenses.

General and Administrative Expense

General and administrative expense includes finance, legal and other corporate costs, as well as the salaries and related employee benefits for those employees that support such functions, excluding the costs related to financing, development and deployment of our next generation integrated network. General and administrative expense for the year ended December 31, 2004 were $7.4 million compared to $4.3 million for the year ended December 31, 2003, an increase of $3.1 million or 72.1%. During 2004 we incurred $1.9 million of additional employee related expenses, primarily attributable to the costs related to hiring and compensation of certain senior executives during 2004. Additionally, we incurred $1.0 million of transaction costs related to the financing activities as described above, and $0.2 million of compensation costs related to the amortization of deferred compensation associated with employee options.

Depreciation and Amortization Expense

Depreciation and amortization expense consists of the depreciation of property and equipment and the amortization of the intangible assets. Our intangible assets and goodwill arose primarily as a result of our 2001 acquisition of the Motient and TMI satellite businesses. Depreciation and amortization expense for the year ended December 31, 2004 increased to $18.4 million from approximately $17.9 million for the year ended December 31, 2003, an increase of approximately $0.5 million. This increase is primarily the result of the acquisition of certain intangible assets including intellectual property and rights to acquire related spectrum access and rights to acquire related assets from third parties in July 2004.

Interest Income

Interest income relates to interest we earn on cash, restricted cash and investments. Interest income for the year ended December 31, 2004 increased to $0.4 million from approximately $41,000 for the year ended December 31, 2003, an increase of $0.4 million. This increase was primarily due to interest earned on funds received from existing investors in November 2004 in exchange for issuance of partnership units, as described above.

Interest Expense

Interest expense is comprised of the interest paid and accrued on our notes and interest on our vendor note payable. Interest expense for the year ended December 31, 2004 decreased to $8.6 million from $9.6 million for the year ended December 31, 2003, a decrease of $1.1 million.

This decrease was primarily the result of the conversion of our notes in November 2004, as described in note 5 to the consolidated financial statements included herein. At the completion of this transaction, all outstanding principal and interest obligations on the notes were extinguished, resulting in an elimination of the associated interest expense for the remainder of the year ended December 31, 2004.

Equity in Losses of MSV Canada

For the year ended December 31, 2004, we recorded equity in losses on investments in MSV Canada of approximately $0.3 million relating to our net funding of the operations of MSV Canada. For the year ended December 31, 2003, we recorded a loss of $1.0 million.

Other Income

Other income includes realized foreign currency gains and losses, and other amounts earned or paid that are not related to the operation of our core business. Other income for the year ended December 31, 2004 decreased to $0.1 million from $0.7 million, a decrease of $0.6 million. This decrease was due to a decline in realized foreign currency gains of $0.4 million and $0.2 million decline in fees related to transition services provided to Motient.

Loss from Discontinued Operations

The results of the operation of TerreStar, which was spun-off in May 2005 as described above, are reflected in loss from discontinued operations. Loss from discontinued operations was $1.9 million in 2004 compared to $4.3 million in 2003, a decrease of $2.4 million or 55.8%. The decrease was due to the write-off, in 2003, of $2.0 million in costs related to an option to establish a joint venture with a third party to develop certain opportunities in the S-band, resulting from the termination of that option.

Liquidity and Capital Resources

Our principal sources of liquidity are our cash, cash equivalents, short-term investments and accounts receivable. Our primary cash needs will be for working capital, capital expenditures and debt service and we believe that our existing cash resources will be sufficient to satisfy our anticipated cash requirements through at least the next 12 months. However, our ability to generate cash in the future is subject to general economic, financial, competitive, legislative, regulatory and other factors that are beyond our control.

We have financed our operations through the private placement of debt and equity securities and vendor financing. At December 31, 2005, we had $112.2 million of cash, cash equivalents and short-term investments, compared to $129.1 million and $4.0 million at December 31, 2004 and 2003, respectively. The outstanding balance on our vendor note payable was $0.7 million on December 31, 2005 compared to $0.9 million and $1.0 million at December 31, 2004 and 2003, respectively.

We estimate that the total cost to develop and construct the two satellite components of our next generation integrated satellite-terrestrial network in the United States and Canada, including the costs of the satellites, their launch, launch insurance, and associated ground segment will be approximately $1.1 billion. This estimate does not include approximately $250 million to construct a spare satellite that would not be launched (“ground spare”) but is required by the terms of our FCC authorization. While our ATC authorizations currently contemplate the construction of a ground spare, we expect to apply to the FCC for a waiver of this requirement based on our proposal to use the two new North American satellites as in-orbit spares for each other, replicating the manner in which we operate today with our existing satellites.

In addition, we will require significant additional funds to construct the terrestrial component of our network. We plan to pursue a top 50 market terrestrial footprint, and we expect that each market could require between $20 million and $60 million to establish terrestrial coverage. We estimate that the total cost to deploy the terrestrial portion of the network could range between $500 million and $2.6 billion depending on the choice of air interface technology, the number of markets deployed, the scope of the terrestrial build within each market and the targeted service offering (limited mobile, portable or fully mobile).

Our plan for a South American satellite, for which we have also contracted with Boeing, may cause us to incur additional expenditures of approximately $540 million, depending upon how such a plan is pursued. In May 2006, we entered into a letter agreement outlining the terms of an amendment to our contract with Boeing by accelerating by approximately eight months the construction, launch and operations of the two North American satellites, and deferring the construction and launch schedule for a South American satellite (MSV-SA) to the third delivery position. Such letter agreement, when finalized, may result in the potential loss of certain amounts that have been previously capitalized, although we believe that such potential loss is not probably and if such loss were to occur, would not have a material impact on our consolidated financial position or results of operations. As a result of this letter agreement, we were required to surrender its FCC authorization for MSV-SA to the FCC and forfeit the $2.25 million remaining balance on the performance bond associated with that authorization. To pursue construction and delivery of MSV-SA on the new schedule, we will be required to obtain a new FCC authorization for such satellite, which may not be granted.

The cost of building and deploying our next generation integrated satellite-terrestrial network could exceed these estimates. For example, if we elect to defer payments under our satellite construction contract and/or if we exercise certain options to buy additional satellites or other equipment or services, our costs for the satellite component of our network will increase, possibly significantly. The magnitude of the terrestrial wireless network capital requirement depends upon a number of factors including: choice of wireless technology; target applications (for more limited mobility to full mobility); the general pace of construction; and the efficiency of the business case in the initially deployed markets. We intend to manage the terrestrial wireless build-out to be as success-based as possible, thereby moderating capital requirements. However, we may not have control over each of these factors as our strategy involves working with various strategic and distribution partners who may have varying degrees of influence on these decisions in exchange for capital contributions and other commitments. In all scenarios, we will require significant additional capital, beyond our current resources.

We will need significant additional financing in the future. This additional financing may take the form of loans under a credit facility, the issuance of bonds or other types of debt securities, the issuance of equity securities or a combination of the foregoing. Debt or additional equity financing may not be available when needed on terms favorable to us or at all. Any debt financing we obtain may impose various restrictions and covenants on us which could limit our ability to respond to market conditions, provide for unanticipated capital investments or take advantage of business opportunities. We may also be subject to significant interest expense under the terms of any debt we incur.

Contractual Obligations

As of December 31, 2005, MSV and its subsidiaries were contractually obligated to make the following payments to unrelated parties (in thousands):

	Total	Payments Due By Period
		Less Than 1 Year	1 to 3 Years	3 to 5 Years	More Than 5 Years
Operating leases (1)	$9,728	$1,905	$4,071	$3,454	$298
Vendor note payable	791	279	512	—	—
Other contracts	2,842	158	316	316	2,052

Total	$13,361	$2,342	$4,899	$3,770	$2,350

(1)	Operating leases includes amounts related to an amended and restated operating lease agreement we entered into in February 2006, which provided for, among other things, an extension of the terms and expansion of our premises in Reston, Virginia.

Boeing Satellite Contract

In January 2006, we entered into a firm fixed price contract with Boeing to construct a space-based network that consists of a space segment and ground segment. Boeing is responsible for the comprehensive design, development, construction, manufacturing, testing, and installation of a space-based network, providing satellite launch support and other services related to mission operations and system training.

Under the terms of the contract, we are obligated to make the following payments (in thousands):

	Payments Due By Period
Total	Less Than 1 Year	1 to 3 Years	3 to 5 Years	More Than 5 Years
$1,082,758	$59,058	$572,425	$179,417	$271,858

Under the terms of the contract, we will purchase up to three satellites with options for two additional satellites that must be exercised no later than October, 2008. Each satellite is contracted to have a mission life of 15 years. A portion of the contract price is payable if certain performance criteria are met, over the intended 15 year operating life.

If we elect to terminate the contract in whole or in part, we will be subject to termination liability charges that are in excess of contractual payments made prior to the termination date. The additional termination charges vary based upon the portion of the program being terminated and the state of completion of the terminated portion. In-part termination charges are spread over the remaining satellite payment milestones, while a full program termination charge is due upon termination. Generally, these charges range from $3 million to $200 million, declining after 2007. We also have an option to defer certain contractual payments after full construction commences (subject to a per-satellite cap on such deferrals). Deferrals must begin to be repaid once the cap on deferred amounts for any satellite is reached, with all remaining deferral amounts to be repaid in full prior to satellite shipment. To secure the deferred payments and certain other obligations under the contract, we have granted a first priority security interest in any right, title, or interest we may have or be deemed to have in each satellite and the related work with respect to each satellite prior to its launch, provided that such security interest does not secure the payment of certain incentive payments with respect to any satellite incurred following transfer of title and risk of loss to MSV of the applicable satellite.

Other Contractual Obligations

We entered into an agreement in September 2005 with a third-party that will provide us with rights to the use of certain intangible assets in future periods. We have prepaid approximately $3.0 million related to this agreement. We have also agreed to provide additional annual payments of approximately $158,000 for the remainder of the contract.

Deferred Revenue Obligations

We have deferred revenue obligations relating to prepayments and advances made by our customers. These obligations require us to provide certain services in the future utilizing our existing satellites. We have no obligation to repay these prepayments or advances in the event that we are unable to provide services on our existing satellites. As of December 31, 2005 we have total deferred revenue obligations of $27.8 million.

Off-Balance Sheet Arrangements

We do not have any off-balance sheet arrangements. All subsidiaries in which we have a controlling financial interest are included in the consolidated financial statements, and we do not have any relationships with any special purpose entities.

Supplementary Unaudited Quarterly Financial Information

	2004				2005
	Q1	Q2	Q3	Q4	Q1		Q2	Q3	Q4
	(in thousands, except per share data)
Revenue	$7,111	$7,119	$7,648	$7,129	$7,190		$7,460	$7,905	$6,826
Gross profit	3,277	3,099	3,374	2,639	3,516		3,807	4,197	3,597
Loss before cumulative effect of change in accounting principle	(6,732)	(7,575)	(10,161)	(8,987)	(20,412	) (1)(2)	(7,015)	(6,711)	(7,541)
Net loss	(6,732)	(7,575)	(10,161)	(8,987)	(19,688	) (1)(2)	(7,015)	(6,711)	(7,541)
Basic and diluted loss before cumulative effect of change in accounting principle per share	(0.36)	(0.30)	(0.40)	(0.27)	(0.52	) (1)(2)	(0.18)	(0.17)	(0.19)
Basic and diluted loss per share	(0.36)	(0.30)	(0.40)	(0.27)	(0.50	) (1)(2)	(0.18)	(0.17)	(0.19)

(1)	The Compensation Committee of MSV’s Board of Directors determined that a “Change of Control”, as defined in MSV’s Unit Option Incentive Plan, occurred in February 2005 as a result of Motient’s acquisition of MSV interests previously held by other MSV limited partners. This Change of Control in turn triggered the acceleration of the vesting of all of MSV’s then outstanding options and recognition of all deferred compensation expense associated with these options. Accordingly, we recorded compensation expense of $3.8 million during the three months ended March 31, 2005.

(2)	During the year ended December 31, 2004 and the three months ended March 31, 2005, MSV paid an aggregate of $8.1 million related to the acquisition of rights to acquire spectrum access and to construct a satellite for TerreStar, which was then a consolidated subsidiary. During the three months ended March 31, 2005, MSV terminated the related contracts, and as a result, we recognized an impairment charge of $8.1 million associated with this action.

Recently Adopted Accounting Standards

In December 2004, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards (“SFAS”) No. 123(R), “Share-Based Payment” (“SFAS No. 123(R)”), a revision of SFAS No. 123. SFAS No. 123(R) requires entities to recognize compensation expense for all share-based payments to employees, including stock options, based on the estimated fair value of the instrument on the date it is granted. The expense will be recognized over the vesting period of the award. SFAS No. 123(R) is effective for the first interim period beginning in fiscal years after 2005 and provides entities two transition methods. As we currently account for share-based payments using the intrinsic value method as allowed by Accounting Principles Board (“APB”) Opinion No. 25, the adoption of the fair value method under SFAS No. 123(R) will have an impact on our results of operations. We will adopt SFAS No. 123(R) using the prospective method, since we used the minimum value method under the pro-forma disclosure requirements of SFAS No. 123. Therefore, we will continue to recognize compensation expense beginning with the effective date for all awards granted to employees prior to the effective date that are unvested on the effective date based on their intrinsic value. For all options granted or modified after January 1, 2006 we will recognize compensation expense based on their fair value. However, the extent of the impact cannot be predicted at this time because it will depend on levels of share-based payments granted in the future.